Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this registration statement on Form S-1/A, of Scoutcam Inc, of our report dated March 31, 2021 (October 19, 2021, as to Note 1b and as to the effects of the reverse stock split described in Note 1c and 13d) relating to the financial statements of Scoutcam Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

October 19, 2021